 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported): December 21, 2022

Inter Parfums, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-16469	13-3275609
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

551 Fifth Avenue,New York, NY 10176
(Address of Principal Executive Offices)

212.983.2640
(Registrant’s Telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $.001 par value per share	IPAR	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

Our press release dated December 21, 2022 relating to the signing of the Lacoste fragrance license by our majority owned Paris-based subsidiary, Interparfums SA, a copy of which is annexed hereto as Exhibit no. 99.1, is incorporated by reference herein, and is filed pursuant to this Item 7.01 and Regulation FD.

Item 8.01. Other Events.

 Lacoste, the iconic fashion sport brand, and Interparfums SA, our majority owned Paris-based subsidiary and creator of prestige fragrances and cosmetics, announced the signing of a worldwide exclusive 15-year fragrance license agreement effective January 1, 2024. The rights of Interparfums SA under such license agreement are subject to certain minimum advertising expenditures and royalty payments as are customary in our industry. In addition, Interparfums SA has agreed to pay the Lacoste brand owners a “Compensation Entrance Fee” totaling €90 million (approximately $95 million), payable €50 million now, and €40 million by December 15, 2023. Interparfums SA has also agreed to take over the existing lines on the effective date and to purchase the balance of the fragrance inventory from the former licensee on or before December 31, 2023 to facilitate a smooth transition.

Item 9.01 Financial Statements and Exhibits.

99.1	Our press release dated December 21, 2022

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: December 21, 2022

Inter Parfums, Inc.

By:	/s/ Michel Atwood
Michel Atwood
Chief Financial Officer